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                                                                    EXHIBIT 5.01


                                December 5, 1997



Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065


Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") executed by Oracle Corporation (the "Company") and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $25,000,000 of obligations (the "Plan Obligations") under the Company's 1993 Deferred Compensation Plan (as amended and restated effective January 1, 1998) (the "Plan").

     As counsel for the Company, we have examined the proceedings and such other documents as we have deemed necessary to examine relating to the issuance of the Plan Obligations. It is our opinion that the Plan Obligations, when subsequently issued and outstanding pursuant to the terms of the Plan, will be validly issued and duly authorized.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

     This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.



                               Sincerely,

                               /s/VENTURE LAW GROUP



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                           Exhibit Index at Page 10